CUSIP No. 739308 10 4                                         Page 1 of 41 Pages


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                Power-One, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   739308 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         David A. Knight, c/o Stephens Group, Inc., 111 Center Street,
                     Little Rock, AR 72201, (501) 377-2573
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                  May 12, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 739308 10 4                                         Page 2 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Voting trust pursuant to agreement dated as of June 8, 1998

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    6,907,870
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          6,907,870

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          18.9
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------

CUSIP No. 739308 10 4                                         Page 3 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Stephens Group, Inc.

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [X]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    3,750,238
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          3,750,238

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          10.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                         Page 4 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Trust No. One

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    112,062
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          112,062

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                         Page 5 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    244,668
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          244,668

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                         Page 6 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    78,408
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 132,312
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  78,408
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    645,367
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          723,775

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          2.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                         Page 7 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    132,606
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          132,606

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                         Page 8 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bess C. Stephens

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 26,250
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    534,112
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          534,112

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.5
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                         Page 9 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Vernon J. Giss

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    132,606
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          132,606

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 10 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren A. Stephens Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    75,870
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          75,870

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 11 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren & Harriet Stephens Children's Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    149,968
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          149,968

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 12 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jon E.M. Jacoby

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    15,283
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 199,812
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  15,283
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    1,458,967
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          1,474,250

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          4.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 13 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet Calhoun Stephens Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    38,127
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          38,127

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 14 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Harriet C. Stephens

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    38,127
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          38,127

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 15 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Ann Stephens Campbell Revocable Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    269,943
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          269,943

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.7
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 16 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Elizabeth Stephens Campbell

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    645,199
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          645,199

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.8
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 17 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          W.R. Stephens, Jr. Revocable Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    372,394
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          372,394

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 18 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Wilton R. Stephens, Jr.

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 26,500
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    773,900
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          773,900

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          2.1
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 19 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jackson T. Stephens Grandchildren Trust AAAA

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    553,783
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          553,783

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.5
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 20 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens Trust One

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    375,256
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          375,256

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 21 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Pamela Diane Stephens

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    375,256
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          375,256

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          1.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 22 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Warren Miles Amerine Stephens Trust UID 9/10/86

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    73,080
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          73,080

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 23 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          John Calhoun Stephens Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    73,080
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          73,080

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 24 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laura Whitaker Stephens Trust

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    73,080
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          73,080

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.2
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 25 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          J & J Partners

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 26 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Jacoby Enterprises, Inc.

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    230,725
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          230,725

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.6
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 27 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Two Corporation

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    141,772
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          141,772

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.4
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 28 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Douglas H. Martin

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    41,727
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  41,727
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    75,079
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          116,806

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 29 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Curtis F. Bradbury, Jr.

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    214,272
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          214,272

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.6
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 30 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Bradbury Enterprises

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    -0-
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          -0-

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.0
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 31 of 41 Pages

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
1         Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Coral Partners

--------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3         SEC Use Only

--------------------------------------------------------------------------------
4         Source of Funds (See Instructions)
          Not applicable

--------------------------------------------------------------------------------
5         Check Box if Disclosure of Legal Proceedings Is Required Pursuant to
          Items 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6         Citizenship or Place of Organization
          Arkansas

--------------------------------------------------------------------------------
                             7      Sole Voting Power
                                    -0-
         NUMBER OF           ---------------------------------------------------
          SHARES             8      Shared Voting Power
       BENEFICIALLY                 -0-
         OWNED BY            ---------------------------------------------------
           EACH              9      Sole Dispositive Power
         REPORTING                  -0-
          PERSON             ---------------------------------------------------
           WITH              10     Shared Dispositive Power
                                    105,883
--------------------------------------------------------------------------------
11        Aggregate Amount Beneficially Owned by Each Reporting Person
          105,883

--------------------------------------------------------------------------------
12        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)                                                 [X]

--------------------------------------------------------------------------------
13        Percent of Class Represented by Amount in Row (11)
          0.3
--------------------------------------------------------------------------------
14        Type of Reporting Person (See Instructions)
          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 739308 10 4                                        Page 32 of 41 Pages

         This Amendment No. 2 amends and supplements the Schedule 13D initially filed by the Reporting Persons on June 11, 1998. It is being filed to report a decrease in beneficial ownership resulting from the sale of Power-One common stock by certain of the Reporting Persons. Except as set forth below, there are no changes in the Schedule 13D. Capitalized terms not otherwise defined herein shall have the same meanings as defined in the Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5 is hereby amended by deleting the previous Item 5 and replacing it in its entirety with the following:

         (a) The table below discloses the ownership of the common stock of Power-One by the Reporting Persons and their respective directors and executive officers. Share amounts reflect a 3 for 2 stock split on June 5, 2000.

                                                                    Percent of
                                                        Number     Outstanding
Name                                                   of Shares      Shares          Voting Power      Investment Power
----                                                   ---------    -----------       ------------      ----------------
Voting Trust pursuant to the Voting Trust Agreement    6,907,870       18.9          Sole: 6,907,870                  -0-
Stephens Group, Inc.                                   3,750,238       10.3                      -0-    Shared: 3,750,238
Jackson T. Stephens Trust No. One                        112,062        0.3                      -0-    Shared:   112,062
Bess C. Stephens Trust                                   132,606        0.4                      -0-    Shared:   132,606
Warren A. Stephens Trust                                  75,870        0.2                      -0-    Shared:    75,870
Warren & Harriet Stephens Children's Trust               149,968        0.4                      -0-    Shared:   149,968
Harriet Calhoun Stephens Trust                            38,127        0.1                      -0-    Shared:    38,127
Elizabeth Ann Stephens Campbell Revocable Trust          269,943        0.7                      -0-    Shared:   269,943
W. R. Stephens, Jr. Revocable Trust                      372,394        1.0                      -0-    Shared:   372,394
Jackson T. Stephens Grandchildrens Trust AAAA            553,783        1.5                      -0-    Shared:   553,783
Pamela Diane Stephens Trust One                          375,256        1.0                      -0-    Shared:   375,256
Warren Miles Amerine Stephens Trust                       73,080        0.2                      -0-    Shared:    73,080
John Calhoun Stephens Trust                               73,080        0.2                      -0-    Shared:    73,080
Laura Whitaker Stephens Trust                             73,080        0.2                      -0-    Shared:    73,080
Jackson T. Stephens (1)                                  244,668        0.7                      -0-    Shared:   244,668
Warren A. Stephens (2)                                   723,775        2.0           Sole:   78,408    Sole:      78,408
                                                                                     Shared: 132,312    Shared:   645,367
Bess C. Stephens (3)                                     534,112        1.5          Shared:  26,250    Shared:   534,112
Vernon J. Giss (4)                                       132,606        0.4                      -0-    Shared:   132,606
Jon E.M. Jacoby (5)                                    1,474,250        4.0           Sole:   15,283    Sole:      15,283
                                                                                     Shared: 199,812    Shared: 1,458,967
Harriet C. Stephens (6)                                   38,127        0.1                      -0-    Shared:    38,127
Elizabeth Stephens Campbell (7)                          645,199        1.8                      -0-    Shared:   645,199
Wilton R. Stephens, Jr. (8)                              773,900        2.1          Shared:  26,500    Shared:   773,900
Pamela Diane Stephens (9)                                375,256        1.0                      -0-    Shared:   375,256
J & J Partners                                               -0-        0.0                      -0-                  -0-
Jacoby Enterprises, Inc.                                 230,725        0.6                      -0-    Shared:   230,725
Coral Two Corporation                                    141,772        0.4                      -0-    Shared:   141,772
Douglas H. Martin (10)                                   116,806        0.3           Sole:   41,727    Sole:      41,727
                                                                                                        Shared:    75,079
Curtis F. Bradbury, Jr. (11)                             214,272        0.6                      -0-    Shared:   214,272
Bradbury Enterprises                                         -0-        0.0                      -0-                  -0-

CUSIP No. 739308 10 4                                        Page 33 of 41 Pages

                                                                    Percent of
                                                        Number     Outstanding
Name                                                   of Shares      Shares          Voting Power      Investment Power
----                                                   ---------    -----------       ------------      ----------------
I. Ernest Butler (12)                                     67,500        0.3          Shared:  67,500    Shared:    67,500
Coral Partners                                           105,883        0.3                      -0-    Shared:   105,883
Craig D. Campbell                                            -0-        -0-                      -0-                  -0-
William Walker                                             6,750        0.0            Sole:   6,750    Sole:       6,750

                  (1) Includes 112,062 shares beneficially owned by Jackson T. Stephens Trust No. One and 132,606 shares beneficially owned by Bess C. Stephens Trust, of which Jackson T. Stephens is a trustee.

                  (2) Includes 112,062 shares beneficially owned by Jackson T. Stephens Trust No. One, 75,870 shares beneficially owned by Warren A. Stephens Trust, 73,080 shares beneficially owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, and 44,104 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89. Mr. Stephens is a trustee for each of these trusts. Also includes 78,408 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA. Also includes 105,883 shares beneficially owned by Coral Partners, of which Mr. Stephens is a general partner.

                  (3) Includes 132,606 shares beneficially owned by Bess C. Stephens Trust, 375,256 shares beneficially owned by Pamela Diane Stephens Trust One and 26,250 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95. Ms. Stephens is a trustee for each of these trusts.

                  (4) Includes 132,606 shares beneficially owned by Bess C. Stephens Trust, of which Vernon J. Giss is a trustee.

                  (5) Includes 44,104 shares owned by each of Grandchild's Trust One UID 12/16/85, Grandchild's Trust Two UID 12/16/85 and Grandchild's Trust Three UID 12/89, 149,968 shares beneficially owned by Warren & Harriet Stephens Children's Trust UID 9/30/87, 553,783 shares beneficially owned by Jackson T. Stephens Grandchildren's Trust AAAA, and 22,500 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Jacoby is a trustee for each of these trusts. Also includes 230,725 shares beneficially owned by Jacoby Enterprises, Inc., 141,772 shares beneficially owned by Coral Two Corporation, 15,283 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh, 105,883 shares beneficially owned by Coral Partners and 77,024 shares beneficially owned by Mr. Jacoby.

                  (6) Includes 38,127 shares beneficially owned by Harriet Calhoun Stephens Trust, of which Harriet C. Stephens is a trustee. Excludes shares beneficially owned by Harriet Calhoun Stephens' husband, Warren A. Stephens, listed in note (2) above.

                  (7) Includes 269,943 shares beneficially owned by Elizabeth Ann Stephens Campbell Revocable Trust and 375,256 shares beneficially owned by Pamela Diane Stephens Trust One, of which Elizabeth Stephens Campbell is a trustee.

                  (8) Includes 372,394 shares beneficially owned by W. R. Stephens, Jr. Revocable Trust and 375,256 shares beneficially owned by Pamela Diane Stephens Trust One, of which Wilton R. Stephens, Jr. is a trustee. Also includes 26,250 shares owned by W.R. Stephens, Jr. Children's Trust UID 3/1/95, of which Wilton R. Stephens, Jr. is a trustee.

                  (9) Includes 375,256 shares beneficially owned by Pamela Diane Stephens Trust One, of which Pamela Diane Stephens is a trustee.

CUSIP No. 739308 10 4                                        Page 34 of 41 Pages

                  (10) Includes 41,727 shares owned by Stephens Inc. Custodian for Douglas H. Martin IRA and 75,079 shares beneficially owned by Mr. Martin.

                  (11) Includes 214,272 shares beneficially owned by Mr.
Bradbury.

                  (12) Includes 22,500 shares owned by each of Susan Stephens Campbell 1995 Trust UID 12/4/95, Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and Elizabeth Chisum Campbell 1995 Trust UID 12/4/95. Mr. Butler is a trustee for each of these trusts.

         (b) The table below discloses the beneficial ownership of common stock of Power-One by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3) of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

                                                                               Percent of
                                                                   Number     Outstanding
Name                                                              of Shares     Shares
----                                                              ---------   -----------
Stephens Inc.                                                        4,420        0.0
Grandchild's Trust One                                              44,104        0.1
Grandchild's Trust Two                                              44,104        0.1
Grandchild's Trust Three                                            44,104        0.1
K. Rick Turner                                                       4,539        0.0
C. Ray Gash                                                            202        0.0
Robert L. Schulte                                                      100        0.0
William S. Walker                                                    6,750        0.0
Gordon D. Grender & Amanda F. Grender, JTWROS                      117,612        0.3
Susan Stephens Campbell 1995 Trust                                  22,500        0.1
Craig D. Campbell, Jr. 1995 Trust                                   22,500        0.1
Elizabeth Chisum Campbell 1995 Trust                                22,500        0.1
W. R. Stephens, Jr. Children's Trust                                26,500        0.1

         (c) The Voting Trustee expressly disclaims beneficial ownership of any securities covered by this Schedule 13D.

         (d) The table below discloses the sale of shares of Power-One common stock by certain of the Reporting Persons during the past sixty days. All of such sales were effected in broker's transactions.

                                                                     Number of
Name                                                      Date         Shares            Price
----                                                      ----       ----------          -----
Stephens Group, Inc.                                     5/8/00         25,000           75 7/8
                                                         5/8/00         37,800           76 9/32
                                                         5/8/00          1,800           76 1/2
                                                         5/8/00          4,300           76 1/4
                                                         5/8/00            100           76 1/8
                                                         5/8/00         10,700           76 3/8
                                                         5/9/00          7,100           76 1/8
                                                         5/9/00          9,400           75 7/8
                                                         5/9/00          5,300           76 1/2
                                                         5/9/00          8,000           76 3/4
                                                         5/9/00          1,000           77 3/4

CUSIP No. 739308 10 4                                        Page 35 of 41 Pages

                                                                     Number of
Name                                                      Date         Shares            Price
----                                                      ----       ----------          -----
                                                         5/9/00          7,100           77 11/16
                                                         5/9/00            100           78 5/16
                                                         5/9/00         20,000           77 5/8
                                                         5/9/00         10,000           78
                                                         5/9/00          6,300           77 1/2
                                                         5/9/00         10,000           75 3/16
                                                         5/9/00          2,400           77 1/4
                                                        5/10/00          4,900           76 1/2
                                                        5/10/00         20,000           70 7/8
                                                        5/12/00            100           89 1/4
                                                        5/12/00          1,300           90 1/2
                                                        5/12/00          3,600           90
                                                        5/12/00         10,000           88 3/4
                                                        5/12/00          5,000           89 1/2
                                                        6/15/00         21,800           80
                                                        6/15/00         23,600           80
                                                        6/16/00             82           85 3/4
                                                        6/16/00          1,896           87 1/8
                                                        6/16/00          2,200           87
                                                        6/16/00         10,500           85 3/8
                                                        6/16/00          5,100           86
                                                        6/16/00          4,000           85 7/16
                                                        6/16/00         10,000           84 1/2
                                                        6/16/00          4,500           85 1/4
                                                        6/16/00          2,500           85 1/4
                                                        6/16/00            500           85 1/4
                                                        6/16/00         10,000           85 3/4
                                                        6/16/00         10,982           81
                                                        6/16/00         20,000           81 1/4
                                                        6/16/00         10,000           81 3/4
                                                        6/16/00         10,000           82 1/4
                                                        6/16/00         10,000           82 3/4
                                                        6/16/00          5,500           84 1/4
                                                        6/16/00         10,000           83 3/4
                                                        6/16/00          4,320           83 15/16
                                                        6/16/00         10,000           84
                                                        6/16/00         10,000           83 1/2

Jackson T. Stephens Trust One                           5/16/00          3,000      92.2558

Jackson T. Stephens                                     5/16/00         22,000      92.2558

Bess C. Stephens Trust UID 1/4/85                       5/12/00          3,000           90
                                                        5/15/00         20,000       88.363
                                                        5/16/00          2,000      92.2558


Harriet Calhoun Stephens Trust UID 3/22/84              4/26/00          1,700           72 1/16
                                                        4/26/00            200           71 15/16
                                                        4/26/00          1,200           71 7/8
                                                        4/28/00          1,900           68 7/8
                                                         5/2/00          5,000           71 1/2
                                                         5/8/00            200           76 3/4
                                                         5/8/00          4,800           76 5/8
                                                        5/12/00          5,000           89
                                                        5/12/00          5,000           89
                                                        5/12/00          5,000           89

Elizabeth Ann Stephens Campbell Revocable Trust         5/16/00         30,000      92.2558
                                                        5/16/00          8,300      92.2558
                                                        6/15/00          1,000           81
                                                        6/15/00          5,600           80 7/8
                                                        6/15/00          3,800           80 3/4
                                                        6/15/00          4,600           80

W.R. Stephens Jr. Revocable Trust                       5/12/00          3,000           90
                                                        5/12/00          1,000           88
                                                        5/15/00         20,000       88.363
                                                        5/16/00          1,000      92.2558

CUSIP No. 739308 10 4                                        Page 36 of 41 Pages

                                                                     Number of
Name                                                      Date         Shares            Price
----                                                      ----       ----------          -----
Pamela Diane Stephens Trust One UID 4/10/92             5/12/00          3,000           90
                                                        5/12/00          1,000           88
                                                        5/15/00         20,000       88.363
                                                        5/16/00          1,000      92.2558

Warren Miles Amerine Stephens Trust UID 9/10/86          5/8/00            300           76 5/8
                                                         5/8/00          4,700           76 1/2

John Calhoun Stephens Trust UID 12/1/87                  5/8/00          5,000           76 1/2

Laura Whitaker Stephens Trust UID 12/28/90               5/8/00          5,000           77

Coral Two Corporation                                    6/8/00         13,500           75
                                                         6/9/00          3,500           75 3/4
                                                         6/9/00          3,000           75 7/8

Jon E.M. Jacoby                                          6/5/00         13,200 (1)       71 1/2
                                                         6/6/00          6,800 (1)       78 1/2
                                                         6/9/00          6,100           73 1/2
                                                         6/9/00          1,000           73 1/4
                                                         6/9/00         10,000           73

Jacoby Enterprises, Inc.                                 5/8/00         10,000           76
                                                        5/17/00          7,500           90 1/2
                                                        5/17/00         10,100           90
                                                        5/18/00          2,400           90 1/8

Douglas H. Martin (2)                                    5/8/00          4,000           76
                                                        5/16/00          4,900           91 3/4
                                                        5/16/00          2,000           89 3/4
                                                        5/16/00          3,100           89 5/32

Warren A. Stephens Trust UID 9/30/87                     5/8/00          1,100           77
                                                         5/8/00          3,900           76 3/4
                                                         5/8/00          1,000           77
                                                        5/12/00            500           88 9/16
                                                         6/2/00          1,500          102

                  (1) Represents sale of shares owned by Delaware Charter Guarantee & Trust f/b/o Jon E.M. Jacoby Keogh.

                  (2) Represents sale of shares owned by Stephens Inc., Custodian for Douglas H. Martin IRA.

         (e) On May 31, 2000, Stephens Group, Inc. gifted 538 shares of Power-One common stock to a nonprofit organization. On June 16, 2000, the Warren
A. Stephens Trust gifted 1,852 shares of Power-One Common Stock to a nonprofit organization, and Jon E.M. Jacoby gifted 12,346 shares of Power-One Common Stock to a nonprofit organization.

         (f) The table below discloses the sale of shares of Power-One common stock during the past sixty days by persons who may comprise a group with any of the Reporting Persons within the meaning of Rule 13-d(3)

CUSIP No. 739308 10 4                                        Page 37 of 41 Pages


of the Exchange Act. The persons listed below expressly disclaim membership in any group pursuant to Regulation 13D.

                                                                     Number of
Name                                                      Date         Shares            Price
----                                                      ----       ----------          -----
Susan Stephens Campbell 1995 Trust UID 12/16/85          5/16/00         7,500          92.2558

Craig D. Campbell, Jr. 1995 Trust UID 12/4/95            5/16/00         7,500          92.2558

Elizabeth Chisum Campbell 1995 Trust UID 12/4/95         5/16/00         7,500          92.2558

W.R. Stephens, Jr. Children's Trust UID 3/1/95           5/12/00           300               90
                                                         5/12/00           700               88
                                                         5/15/00         2,800           88.363
                                                         5/16/00         1,200          92.2558

Robert Schulte                                           4/25/00        10,000           69.325
                                                         5/12/00         3,000          88.5625

C. Ray Gash                                              4/26/00         1,000               72

William S. Walker                                        5/12/00           500               90

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Item 6 is hereby amended by adding the following:

                  (c) On June 2, 2000, J&J Partners and Bradbury Enterprises distributed their interests in Power-One common stock held in the Voting Trust to their respective shareholders and/or partners in accordance with the provisions of the Voting Trust Agreement. Accordingly, J&J Partners distributed its interest in 11,752 shares to James O. Jacoby, Jr., 391 shares to Jon E.M. Jacoby, and 27,029 shares to Jacoby Enterprises, Inc.; and Bradbury Enterprises distributed its interest in 39,204 shares to Curtis F. Bradbury, Jr. and 13,068 shares to Ralph Bradbury. Pursuant to the terms of the Voting Trust Agreement, such shares remained in the Voting Trust and the distributees executed consents agreeing to become parties to the Voting Trust Agreement. On June 8, 2000, Ralph Bradbury sold 19,602 of such shares (representing the original distribution plus 6,534 shares received pursuant to a 3 for 2 stock split) at $74.123 per share in a broker's transaction. On June 12, 2000, James O. Jacoby, Jr. sold 4,000 of such shares at $75 7/8 per share in a broker's transaction.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         (a) Consents to become parties to the Voting Trust Agreement.

         (b) Agreement to File Joint Schedule 13D.

CUSIP No. 739308 10 4                                       Page 38 of 41 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     STEPHENS GROUP, INC.


                                     By: /s/ JACKSON T. STEPHENS
                                         ----------------------------------
                                         Jackson T. Stephens
                                         Chairman of the Board of Directors


                                     JACKSON T. STEPHENS TRUST NO. ONE


                                     By: /s/ JACKSON T. STEPHENS
                                         ----------------------------------
                                         Jackson T. Stephens, Trustee


                                     By: /s/ WARREN A. STEPHENS
                                     ----------------------------------
                                         Warren A. Stephens, Trustee


                                     BESS C. STEPHENS TRUST


                                     By: /s/ BESS C. STEPHENS
                                         ----------------------------------
                                         Bess C. Stephens, Trustee


                                     By: /s/ JACKSON T. STEPHENS
                                         ----------------------------------
                                         Jackson T. Stephens, Trustee


                                     By: /s/ VERNON J. GISS
                                         ----------------------------------
                                         Vernon J. Giss, Trustee


                                     WARREN A. STEPHENS TRUST


                                     By: /s/ WARREN A. STEPHENS
                                         ----------------------------------
                                         Warren A. Stephens, Trustee


                                     WARREN & HARRIET STEPHENS CHILDREN'S TRUST


                                     By: /s/ JON E.M. JACOBY
                                         ----------------------------------
                                         Jon E.M. Jacoby, Trustee

CUSIP No. 739308 10 4                                       Page 39 of 41 Pages


                                HARRIET CALHOUN STEPHENS TRUST


                                By: /s/ HARRIET C. STEPHENS
                                    -------------------------------------------
                                    Harriet C. Stephens, Trustee


                                ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE TRUST


                                By: /s/ ELIZABETH STEPHENS CAMPBELL
                                    -------------------------------------------
                                    Elizabeth Stephens Campbell, Trustee


                                W.R. STEPHENS, JR. REVOCABLE TRUST


                                By: /s/ WILTON R. STEPHENS, JR.
                                    -------------------------------------------
                                    Wilton R. Stephens, Jr., Trustee


                                JACKSON T. STEPHENS GRANDCHILDRENS TRUST AAAA


                                By: /s/ JON E.M. JACOBY
                                    -------------------------------------------
                                    Jon E.M. Jacoby, Trustee


                                PAMELA DIANE STEPHENS TRUST ONE


                                By: /s/ BESS C. STEPHENS
                                    -------------------------------------------
                                    Bess C. Stephens, Trustee


                                By: /s/ ELIZABETH STEPHENS CAMPBELL
                                    -------------------------------------------
                                    Elizabeth Stephens Campbell, Trustee


                                By: /s/ WILTON R. STEPHENS, JR.
                                    -------------------------------------------
                                    Wilton R. Stephens, Jr., Trustee


                                By: /s/ PAMELA DIANE STEPHENS
                                    -------------------------------------------
                                    Pamela Diane Stephens, Trustee

CUSIP No. 739308 10 4                                       Page 40 of 41 Pages




                                WARREN MILES AMERINE STEPHENS TRUST


                                By: /s/ WARREN A. STEPHENS
                                    -------------------------------------------
                                    Warren A. Stephens, Trustee

                                JOHN CALHOUN STEPHENS TRUST


                                By: /s/ WARREN A. STEPHENS
                                    -------------------------------------------
                                    Warren A. Stephens, Trustee


                                LAURA WHITAKER STEPHENS TRUST


                                By: /s/ WARREN A. STEPHENS
                                    -------------------------------------------
                                    Warren A. Stephens, Trustee

                                J&J PARTNERS


                                By: /s/ JON E.M. JACOBY
                                    -------------------------------------------
                                    Jon E.M. Jacoby, Managing Partner


                                JACOBY ENTERPRISES, INC.


                                By: /s/ JON E.M. JACOBY
                                    -------------------------------------------
                                    Jon E.M. Jacoby, President


                                CORAL TWO CORPORATION


                                By: /s/ JON E.M. JACOBY
                                    -------------------------------------------
                                    Jon E.M. Jacoby, President


                                CORAL PARTNERS


                                By: /s/ WARREN A. STEPHENS
                                    -------------------------------------------
                                    Warren A. Stephens, Partner


                                By: /s/ JON E.M. JACOBY
                                    -------------------------------------------
                                    Jon E.M. Jacoby, Partner

CUSIP No. 739308 10 4                                       Page 41 of 41 Pages




                                BRADBURY ENTERPRISES


                                By: /s/ CURTIS F. BRADBURY, JR.
                                    -------------------------------------------
                                    Curtis F. Bradbury, Jr., Partner

                                /s/ DOUGLAS H. MARTIN
                                -----------------------------------------------
                                Douglas H. Martin


                                /s/ CURTIS F. BRADBURY, JR.
                                -----------------------------------------------
                                Curtis F. Bradbury, Jr.


                                /s/ JACKSON T. STEPHENS
                                -----------------------------------------------
                                Jackson T. Stephens


                                /s/ WARREN A. STEPHENS
                                -----------------------------------------------
                                Warren A. Stephens


                                /s/ BESS C. STEPHENS
                                -----------------------------------------------
                                Bess C. Stephens


                                /s/ VERNON J. GISS
                                -----------------------------------------------
                                Vernon J. Giss


                                /s/ JON E.M. JACOBY
                                -----------------------------------------------
                                Jon E.M. Jacoby


                                /s/ HARRIET C. STEPHENS
                                -----------------------------------------------
                                Harriet C. Stephens


                                /s/ ELIZABETH STEPHENS CAMPBELL
                                -----------------------------------------------
                                Elizabeth Stephens Campbell


                                /s/ WILTON R. STEPHENS, JR.
                                -----------------------------------------------
                                Wilton R. Stephens, Jr.


                                /s/ PAMELA DIANE STEPHENS
                                -----------------------------------------------
                                Pamela Diane Stephens


                                /s/ JAMES SOMMERS
                                -----------------------------------------------
                                James Sommers, trustee pursuant to Voting Trust Agreement dated as of June 8, 1998

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                      DESCRIPTION
-------                    -----------
a                          Consents to become parties to the
                           Voting Trust Agreement.

b                          Agreement to File Joint Schedule 13D